Exhibit 99.1

MATERION CORPORATION ANNOUNCES PLANNED LEADERSHIP SUCCESSION

MAYFIELD HEIGHTS, OHIO – March 3, 2017 – Materion Corporation (NYSE:MTRN) announced today its Board of Directors has completed the planned succession of its top leadership with the appointment of Richard J. Hipple, 64, Chairman, President and Chief Executive Officer of the Company since 2006, to Executive Chairman, a responsibility he will hold until retirement planned for within one year. Jugal K. Vijayvargiya has joined Materion and succeeded Mr. Hipple as President and Chief Executive Officer, reporting to the Company’s Board of Directors. Mr. Vijayvargiya has also been appointed as a Materion director.

Mr. Vijayvargiya has an extensive 26-year international career with Delphi Automotive PLC, a leading global technology solutions provider to the automotive and transportation sectors. Since 2012, he has led Delphi Automotive’s Electronics & Safety segment, a $3 billion global business based in Germany. The segment provides leading-edge automated driving, active safety, infotainment, user experience, and software/services technologies from manufacturing and technology centers across 16 countries. In this role, Mr. Vijayvargiya has served as an officer of Delphi and a member of its Executive Committee. Previously, he served in progressively responsible positions in Europe and North America in product and manufacturing engineering, sales, product line management, acquisition integration and general management.

He received both a bachelor's degree and a master's degree in electrical engineering from The Ohio State University.

Under Mr. Hipple’s leadership, Materion has significantly transformed from its origins as a traditional mining and metals-focused producer into a leading, global advanced materials enterprise, focused on growth markets and underpinned by a strong balance sheet. A series of synergistic and value-accretive advanced materials acquisitions completed under his direction have been pivotal to the Company’s growth and diversification, and have strengthened its underlying profitability.

Remarking on his transition to Executive Chairman, Mr. Hipple said, “It has been a tremendous privilege to have served as CEO during a period of unprecedented challenge and change within Materion. With phenomenal products, long-term growth markets, a strong management team, and the intensity and loyalty of the Company’s employees around the globe, Materion is well-placed for future success. This is the perfect time for an orderly hand-off of leadership. Jugal is an outstanding choice for that responsibility. He brings a proven track record of organic and inorganic growth, excellent operational skills and international experience – all critical to Materion’s strategy. I look forward to supporting him in his transition.”

Commenting on his appointment, Mr. Vijayvargiya said, “Materion is a well-respected leader in advanced, enabling materials with exceptional organizational

Exhibit 99.1

values, a deep culture of innovation and a remarkable heritage. I am excited and proud to have the opportunity to lead the Company to its next level of long-term success, delivering results and building on the accomplishments of Dick and the talented Materion team. I am very confident in the future growth prospects for Materion and am greatly honored by the trust the Board has placed in me to take the Company forward.”

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact:
Stephen Shamrock
(216) 383-4010
Stephen.Shamrock@materion.com

Media Contact:
Patrick Carpenter
(216) 383-6835
Patrick.Carpenter@materion.com

http://www.materion.com
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